Plantronics, Inc.

Executive Incentive Plan

Dated May 8, 2009, as Amended September 10, 2010

The purpose of the Plantronics, Inc. Executive Incentive Plan (“EIP” or the “Plan”) is to focus Participants on achieving company-wide financial performance goals as well as product group, segment, or functional objectives and individual performance goals by providing the opportunity to receive quarterly and annual cash payments based on performance.

Administration

The EIP will be administered by the Compensation Committee of the Board of Directors for the CEO and certain of his direct reports and other selected participants (“Participants”). An Administrative Committee designated by the Compensation Committee will administer the EIP for all other employees in the plan.  The Administrative Committee will initially include the CEO and CFO of Plantronics.  The Administrative Committee is authorized to interpret the Plan and to adopt such rules and regulations as it may from time to time deem necessary for the effective operation of the Plan.  Any determination, interpretation, construction or other action made or taken pursuant to the provisions of the Plan by or on behalf of the Compensation Committee shall be final, conclusive and binding.  The Administrative Committee shall approve all matters concerning eligibility of other employees.  Amendment or termination of the Plan and all matters concerning eligibility of  Participants shall require the approval of the Compensation Committee.

Participation

Participants for the EIP will be approved by the Compensation Committee. Participants shall be documented on Schedule A to this EIP.   Schedule A will be reviewed and edited as appropriate at least annually by the Compensation Committee. The Compensation Committee will select Plan Participants based on specific criteria, including: employees who can have a significant impact on business performance and shareholder value creation through their actions or decisions; employees with consistent outstanding performance and contributions to the Company; and reference to competitive market pay practices.  The Administrative Committee will notify those deemed Participants in the plan upon final determination of eligibility.  The Compensation Committee reserves the right to remove any Plan Participant from the Plan at any time.  Plan participation in one year does not guarantee participation in subsequent years.

Highlights and Overview of the Plan

The highlights of the Plan are as follows:

•	Each Participant will be assigned a target award opportunity (as a % of base salary).
•	A portion of this award opportunity (currently one-half) will be tied to achieving Annual Corporate Financial Performance and be paid annually.
•
The remaining portion of the award opportunity (currently one-half) will be tied to achieving Product Group/Segment or Functional Goals and the threshold annual operating income amount set forth on Appendix A.  Product Group/Segment or Functional Goals progress will be scored quarterly, but will not be earned unless (among other requirements in the Plan) the threshold annual operating income amount set forth on Appendix A is achieved.

•
The actual award earned for each quarter will be determined as soon as practical after the end of each fiscal quarter and will range between zero and one times (0x – 1x) the opportunity for the portion of the plan tied to Product Group/Segment or Functional Goals.

•
The actual award earned for the annual portion will be determined as soon as practical after the end of each fiscal year and will range between zero and two times (0x – 2x) the opportunity for the portion of the plan tied to Annual Corporate Financial Performance, as follows (shown for FY 2008, subject to adjustment in future years):

Performance Factor	Weight	Payout Range	Payout Frequency
Annual Corporate Financial Performance (Includes AEG and Clarity)	50%	0%-200%	Annual
Product Group/Segment or Functional Goals and Threshold Annual Income	50%	0%-100%	Annual

Specific Plan Mechanics

Opportunity levels
The Compensation Committee shall determine appropriate total target award opportunities for the CEO and Participants.  The Administrative Committee shall determine appropriate total target award opportunities for all other employees in the Plan.  Opportunity levels are determined individually for each Participant and are communicated to each Participant separately.

The total target award opportunity will be expressed as a percentage of Base Salary.  Base Salary will be calculated as a Participant’s regular wages earned during the fiscal year, before any deferrals (such as deferrals into the 401(k) plan).  The minimum payable will be zero based on significant underperformance across all measurement dimensions, and the maximum payable will be 1x for the portion tied to Quarterly Product Group/Segment or Functional Goals and 2x for the portion tied to Annual Corporate Financial Performance.

Performance Measures and Goals
Specific financial and operational performance measures shall be defined for each Participant.  The Compensation Committee will be responsible for approving performance objectives for the Annual Corporate Financial Performance portion of the plan for all Participants.  The objectives will be based on the Company’s strategic operating plan, prior year performance, and external market expectations for performance, among other factors which may be considered by the Compensation Committee, in its discretion.

The Administrative Committee shall determine appropriate performance objectives for Product Group/Segment or Functional Goals, including individual MBOs, for Participants in the Plan, with the Compensation Committee to approve the same for the CEO and Participants.  Examples of performance objectives that might be included in this portion of the plan include:

•	Operating Income
•	Working capital efficiency metrics
•	Market share
•	Individual MBOs

All approvals for all performance measures and goals will be made within ninety (90) days after the beginning of the fiscal year.

See Appendix A for the current Annual Corporate Financial Performance objectives and the measures to be included for each Product Group/Segment or Functional Goals.  Specific performance targets for the Product Group/Segment or Functional Goals will be communicated to each individual separately.

Calculation of Awards
The Compensation Committee will determine quarterly and annual awards earned for the CEO, and annual awards for all other Participants. The Administrative Committee will determine the quarterly awards for all other Participants, and the Administrative Committee will determine awards earned for all other employees.  [After the Administrative Committee determines the Awards for all other employees, these awards will be submitted to the Compensation Committee for review, modification, rejection or approval.] Awards earned will be based on actual performance relative to pre-established performance goals.

Performance against Product Group/Segment or Functional Goals will be determined quarterly.  Up to ¼ the total annual opportunity for this portion (currently ½  of the total target award opportunity for each individual) may be earned each quarter Subject to (among other requirements set forth in the Plan) achievement of the threshold operating income amount set forth in Appendix A.

Performance against Annual Corporate Financial Performance objectives will be determined annually.  The Compensation Committee will establish minimum performance goals for each performance measure, which will earn 0.5x of the target award opportunity assigned to that measure, target performance goals, which will earn 1.0x of the target opportunity, and maximum goals, which will earn 2.0x the target award opportunity for that measure.  Performance below the minimum goal will result in zero payout for that measure.  Performance between discrete performance levels will be interpolated on a straight line basis.

To the extent that more than one measure is used for the Annual Corporate Financial Performance portion of the plan, each measure will be assigned a specific weight and the final performance calculation will be determined as a weighted-average of the payouts earned for each goal.  For example:

Measure	Weight	Payout Earned (Illustrative)	Weighted Payout
Non-GAAP Operating Income	75%	120%	90%
Asset Utilization	25%	80%	20%
Total Payout Earned (as a % of target award value for this portion of the plan)			110%

Distribution of awards
Calculations, performance evaluations, and payouts will be determined as soon as practical after the close of each quarter, with payouts being made after the close of the fiscal year for which performance is measured and in no case will payouts occur more than 2 ½ months after the close of the fiscal year.

All awards will be distributed in cash or credited at the Participant’s direction to a deferral plan (such as a 401(k) plan), as allowable under the terms of such deferral plan, if any.

Other Administrative Guidelines

Acquisitions or Divestitures
The performance objectives established for the Company as a whole or for each Product Group or Segment may be adjusted upward or downward as appropriate to eliminate the effects of acquisitions and divestitures, to the extent that the impact of such acquisitions or divestitures were not included in setting the original goals at the beginning of the year.  The Compensation Committee will have discretion to make such adjustments as needed based on the circumstances of each case.  In general, the adjustment will work as follows:

•
For an acquisition, the Compensation Committee will adjust the performance goals as needed to incorporate the impact of the full-year financial projections for the acquired Company, as presented in the base-case scenario presented to the Board of Directors upon approval of such acquisition.

•
For a divestiture, the Compensation Committee will adjust the performance goals as needed to eliminate the impact of the full-year financial projections for the divested operations, as including in the business operating plan presented to the Board of Directors at time that the original goals were established at the beginning of the year.

•
To the extent that an acquisition occurs late in the year, the Compensation Committee may choose to completely exclude the financial results for the remainder of the year for such operation for the purposes of determining the performance outcomes.

•	To the extent that discrete financial impact of an acquisition or divestiture cannot be determined, the Compensation Committee may choose not to make any adjustments to goals or results for the year.

Impact of One-Time Results
The Compensation Committee may approve adjustments to the calculations of performance results to eliminate the impact of one-time items that may accrue to the benefit or detriment of Participants but which do not reflect underlying business performance.  This includes the one-time impact of items which may not be defined as “extraordinary items” from an accounting standpoint, such as the gain or loss on the sale of a business or other asset, an insurance settlement or legal settlement from prior periods, or impairment charges for assets or other accounts.  This is not intended to include adjustments for changes in business conditions such as an unexpected increase or decrease in input costs, or greater or lesser demand for the Company’s products.  It is also not intended to protect Participants from the impact of unexpected operational difficulties, such as a temporary plant closing.

Claw-Back Provisions for Restatements
The Compensation Committee, with the Directors’ discretion based on the severity, has the right to require any amounts earned under the Plan to be repaid in the case of a material financial restatement of results for prior years.  It is not the Company’s policy to automatically require such repayments in the case of a restatement of results.  However, the Compensation Committee will evaluate the facts and circumstances of each case and may require repayment from select individuals who received undue earnings based on a material financial restatement as a result of material or negligent misrepresentation of financial results.

The Company’s right to recoupment will expire unless demand is made within three years following payment of the amounts earned hereunder, and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria,. These remedies would be in addition, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Forfeiture of awards
In general, a Participant must remain employed through the date payment is actually made to earn the bonus and  will forfeit any unpaid EIP award  or any EIP award not actually paid or credited to the Participant under a deferred compensation account upon termination of employment.  Forfeiture will not occur as a result of death or termination due to disability or retirement.  In any such event, a Participant’s remaining unpaid EIP award will be payable based on actual performance relative to objectives, pro-rated for the number of whole pay periods for the fiscal year that elapsed before the termination of the Participant’s employment and paid at the same time as bonuses are paid to other Participants.

Forfeiture will occur as a result of any other termination of employment without regard to the reason unless the Compensation Committee  decides otherwise in their discretion in special circumstances for a Participant.

Absence of a Participant on approved leave will not be considered a termination of employment during the period of such leave.  However, Participants who incur a paid (other than vacation) or unpaid leave of absence during the fiscal year will not receive credit for EIP award purposes for the time representing the leave, and actual awards will be pro-rated for the number of whole pay periods for the fiscal year that occur before and/or after such leave.  Exceptions, if any, must be approved by the Compensation Committee for the CEO and Participants.

New Hire/Change of Responsibility
At its discretion, the Compensation Committee may apply the foregoing terms, including without limitation the performance objectives, to make EIP awards to persons such as new employees or those undergoing a change of responsibility during a fiscal year.

For new employees, target EIP award opportunity will be based on the Participant’s Base Salary, pro-rated based on the number of whole pay periods for the fiscal year during which the employee was a Participant.

If a Participant is employed in multiple positions during a fiscal year (i.e. change of responsibility) including changes which result in a change of opportunity levels, the Participant’s EIP award will be pro-rated as of the first whole pay period in which the event occurs, in accordance with actual time and performance results in each position and the opportunity levels associated with each position.

No Guarantee of Employment
The Plan shall not confer upon any Participant any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate any Participant’s employment at any time.

Withholding Taxes
The Company shall have the right to withhold from payments or otherwise or to cause the Participant (or the executor or administrator of his or her estate or his or her distributee) to make payment of any federal, state, local, or foreign taxes required to be withheld with respect to the distribution of any awards.

Amendment and Discontinuance of the Plan
The Compensation Committee, may amend, alter, suspend or discontinue the Plan, as it shall from time to time consider desirable, without any requirement to compensate Participants for any award opportunity not yet paid.  Participation in the plan does not confer any rights to payments to any employee or individual.

Appendix A

FY11 EIP Metrics		Minimum 0.5x	Target 1.0x	Maximum 2.0x
Non-GAAP Operating Income from Continuing Operations	75%	$110M	$135M	$160M
Asset Utilization	25%	3.0	3.3	3.5

Payouts between points will be based on straight-line interpolation.

Target equates to proposed FY11 Plan results ($135M and 4.7 inventory turns, resulting in Asset Utilization of 3.3. The minimum level for a payout on Asset Utilization has turns at 3.7 and the maximum has turns at 5.7).